Exhibit 99.1

News Release

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Contact:	Janice Daue 202-752-2131	Janis Smith 202-752-6673
Date:	February 18, 2004

Leslie Rahl Selected to Fannie Mae Board of Directors

WASHINGTON, DC — Fannie Mae (FNM/NYSE), the nation’s largest source of financing for home mortgages, announced that the Board of Directors has selected Leslie Rahl to its Board of Directors to fill the seat vacated when Stephen Friedman resigned to become assistant to the President for economic policy and director of the National Economic Council. Ms. Rahl will be included on the company’s slate of directors and will stand for election at the company’s 2004 annual meeting of shareholders in May 2004.

“Leslie Rahl’s experience in the financial markets and her understanding of the derivatives markets will bring us an extremely broad range of skills, which will benefit our Board, senior management and our company as a whole,” said Franklin D. Raines, Fannie Mae’s Chairman and Chief Executive Officer. “Leslie has a keen understanding of financial markets and an interest in the mission of Fannie Mae, and we look forward to benefiting from her expertise.”

Rahl is the president and founder of Capital Market Risk Advisors, Inc., a financial advisory firm that specializes in risk management and capital markets strategy. Prior to that she had her own consulting firm, Leslie Rahl Associates, which concentrated in swaps, options and derivative products. From 1972-1991, Rahl was employed by Citibank in New York where she served as vice president and co-head derivatives group — North America. Prior to that, Rahl served in various positions of increasing responsibility in financial control and operations management.

Rahl received her MBA and BS degrees from the Massachusetts Institute of Technology in Cambridge, MA. She served as a Director of the International Swaps Dealers Association (ISDA) for five years. Rahl is the author of Hedge Fund Transparency: Unraveling the Complex and Controversial Debate published in March 2003 by Risk Books and the editor of Risk Budgeting: A New Approach to Investing published in November 2000 by Risk Books. Her articles have appeared in a wide range of publications.

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Fannie Mae is a New York Stock Exchange company and the largest non-bank financial services company in the world. It operates pursuant to a federal charter and is the nation’s largest source of financing for home mortgages. Fannie Mae has pledged through its “American Dream Commitment” to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. Since 1968, Fannie Mae has provided $5.9 trillion of mortgage financing for 60 million families. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.

Style Usage: Fannie Mae’s Board of Directors has authorized the company to operate as “Fannie Mae,” and the company’s stock is now listed on the NYSE as “FNM.” In order to facilitate clarity and avoid confusion, news organizations are asked to refer to the company exclusively as “Fannie Mae.”